Exhibit 107
Calculation of Filing Fee Tables

FORM S-3
(Form Type)

GoHealth, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Other	9,566,028(1)	$2.94(2)	$28,124,122.32	0.0001381	$3,884.00	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total Offering Amounts						$28,124,122.32		$3,884.00
Total Fees Previously Paid								—
Total Fee Offsets:								—
Net Fee Due								$3,884.00

(1) Consists of a maximum of 9,566,028 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of GoHealth, Inc. (the “Registrant”) to be sold by the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s Class A common stock that may become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon $2.94, the average of the high and low prices of the Registrant’s Class A common stock on The Nasdaq Global Market on December 9, 2025 (a date within five business days prior to the filing of this registration statement).